Contact: Mike Schuh (425) 951-1224
Anne Bugge (425) 951-1378

SONOSITE HOSTS CORPORATE ANALYST DAY

Company Provides Overview of Technology, Growth Initiatives and Financial Outlook
Reaffirms 2009 Outlook

BOTHELL, WA – August 11, 2009 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound at the point-of-care, today provided an overview of the company’s technology, corporate growth initiatives and financial outlook  for financial analysts and investors at the company’s headquarters in Bothell, Washington.

LUMENVU™ CATHETER GUIDANCE SYSTEM
The company showed the LumenVu Catheter Guidance System, a product in development that provides visualization for the placement of Peripherally Inserted Central Catheters (PICC) at the point-of-care utilizing near infrared technology.  SonoSite expects to begin shipping LumenVu systems at the end of 2009 subject to FDA 510(k) clearance.  This technology was acquired by the company in 2007.  The LumenVu system couples near infrared light with standardized catheter technology to enable visual tracking of a catheter tip in real time as it advances through an arm vein to the superior vena cava. The company plans to integrate its newly introduced NanoMaxx™ ultrasound tool1 with the LumenVu system to provide a complete safety and precision guidance solution for PICC placement.  The ultimate goal is to reduce or potentially eliminate the need for x-ray and/or fluoroscopy to confirm accurate placement in hospital environments.

Incorrect placement of catheters is relatively common with bedside placement of PICC lines and reinsertion adds considerable time and cost.  A recent large study showed only 70% were successful on the first attempt.2  As a result, the company believes that this technology could offer cost reduction and safety opportunities for hospitals and other provider environments where PICC lines are inserted. For more information on the LumenVu system, visit http://www.sonosite.com/products/lumenvu/.

CARDIOVASCULAR DISEASE MANAGEMENT (CVDM)
The company also previewed its plans for entrance into the cardiovascular disease management market with the acquisition of CardioDynamics International.  Separately, in a special meeting held today, shareholders of CardioDynamics voted to approve the acquisition.  SonoSite and CardioDynamics expect the merger to close in the very near future.

CardioDynamics’ impedance cardiography (ICG) product line provides non-invasive assessment of cardiac output, peripheral resistance and contractility, as well as other hemodynamic parameters in the physician’s office, outpatient clinics and hospitals.

FINANCIAL OUTLOOK
The company provided an overview of the next two to three years. The primary themes discussed were the twin objectives of positioning for a resumption of strong growth but also building in greater operating leverage to SonoSite’s business model.

The company expects the economic and market environment to remain challenging for the next four quarters and reiterated its previous guidance for 2009 issued on July 27, 2009, which excluded any financial impact from the acquisition of CardioDynamics.

At the meeting today, SonoSite management provided preliminary objectives for 2010:

-	Management is planning an increase in revenue of up to 5% in its core standalone business.
-	Revenue from its newly-formed cardiovascular disease management business unit is projected to be a minimum of $25 million.
-	Gross margins are expected to be consistent with those of 2009.
-	Aggregate operating margins are targeted in the range of 11-13%, excluding any non-cash purchase accounting charges.

Management also discussed its long term view. Beyond 2010, revenue and unit growth is expected to resume toward more normalized levels with a minimum targeted annual growth rate of 10% accompanied by leveling gross margins, slowing SG&A spending and continued investments in innovation through R&D.  Management is targeting an expansion in operating margins over the next four years toward 20% by 2013 and expressed confidence in its ability to achieve these goals.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.  Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs approximately 700 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to expected shipping dates for new products, the market potential of new products and initiatives, the expected closing of the CardioDynamics acquisition, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that our products are not shipped when expected or do not achieve the levels of market acceptance we expect, the risk that the acquisition of CardioDynamics does not close when expected or at all, the risk that we do not achieve the financial operating results we expect and the other  factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

1 Availability in the US pending FDA 510(k) clearance.

2 Trerotola, S.O., Thompson, S., Chittams, J., Vierregger, K.S. Analysis of Tip Malposition and Correction in Peripherally Inserted Central Catheters Placed at Bedside by a Dedicated Nursing Team. J Vasc Interv Radiol 2007; 18: 513-518.